Exhibit 4.19

Working Capital Loan Line Usage Contract

Contract No.:

Borrower:**********
Lender: Fujian Haixia Bank Co., Ltd.
Loan Amount for This Transaction:
Remaining Credit Line After This Loan:
Purpose of Loan:
Loan Term:
Annual Interest Rate (Calculated Using Simple Interest):

% [This rate is based on the LPR (select “one-year” or “over five years”) published in [Year] [Month], (select “plus” or “minus”) [Number] basis points (one basis point equals 0.01%)]

Settlement Account:
Fund Return Account:

I. Payment Method for Loan Funds Under This Contract

The loan funds under this contract shall be paid in accordance with the following Clause [Number]:

1.	All loan funds under this contract shall be paid through the lender’s entrusted payment method.

2.	The lender’s entrusted payment method shall be adopted under any of the following circumstances:

(1)	The borrower has newly established a credit relationship with the lender and the borrower’s credit status is average;

(2)	The payment recipient is clear, and a single payment to a specific transaction counterparty of the borrower exceeds RMB 10 million;

(3)	[To be filled in].

II. Adjustment of Loan Interest Rate

1.	Before Loan Disbursement:

After this contract is signed but before the loan is disbursed, if the LPR changes, the following Clause [Number] shall apply:

(1)	The loan interest rate shall not be adjusted and shall continue to follow the annual interest rate agreed in this contract.

(2)	For loans disbursed before (including the day of) the LPR announcement in the current month, the interest rate shall be based on the LPR published in the previous month, adjusted by the agreed plus/minus basis points in this contract. For loans disbursed after (excluding the day of) the LPR announcement in the current month, the interest rate shall be based on the LPR published in the current month, adjusted by the agreed plus/minus basis points in this contract.

2.	After Loan Disbursement:

If the LPR changes after the loan is disbursed, the agreed plus/minus basis points in this contract remain unchanged, and the loan interest rate shall be adjusted in accordance with the following Clause [Number]:

(1)	The loan interest rate shall not be adjusted and shall continue to follow the interest rate specified in the loan receipt.

(2)	The interest rate shall be adjusted accordingly on the day following the monthly LPR announcement.

(3)	The interest rate shall be adjusted annually starting from January 1 based on the LPR published in December of the previous year.

(4)	The interest rate shall be adjusted annually on the anniversary of the disbursement date (or the day following the LPR announcement if it coincides with the announcement date) based on the applicable LPR on that day. If there is no corresponding date, the adjustment shall occur on the last day of the month based on the LPR for that month.

3.	Penalty Interest Rates for Breach of Contract:

(1)	For the borrower’s failure to use the loan for the agreed purpose, the penalty interest rate shall be the loan interest rate plus an increase of [Percentage]%.

(2)	For the borrower’s failure to repay the principal and interest within the agreed term, the overdue penalty interest rate shall be the loan interest rate plus an increase of [Percentage]%.

(3)	If the loan interest rate changes, the penalty interest rate for misuse of funds and overdue payments shall be adjusted accordingly.

4.	Changes in People’s Bank of China Interest Rate Policy:

In the event of changes in the interest rate policy of the People’s Bank of China, the lender may directly implement the relevant regulations of the People’s Bank of China.

III. Repayment Method

1.	The interest settlement cycle is [Number] months.

2.	The borrower and lender agree to adopt the following repayment method under Clause [Number]:

(1)	Lump-sum repayment of principal and interest: The borrower shall repay the loan principal and interest in full on the maturity date of the loan term.

(2)	Lump-sum repayment of principal with periodic interest payments: The borrower shall pay interest according to the interest settlement cycle and repay the principal and remaining interest in full on the maturity date of the loan term.

(3)	Flexible repayment: The borrower shall repay according to a repayment plan agreed by both parties, with interest paid based on the interest settlement cycle. However, all accrued but unpaid interest must be settled on the principal repayment date of each period,不受结息周期规定的限制 (not restricted by the interest settlement cycle). The specific repayment plan shall be separately confirmed by both parties.

(4)	Other repayment methods: [To be filled in].

IV. Other Matters

[To be filled in].

V. Relationship to Master Credit Agreement

This contract is a specific business contract under the “Master Credit Agreement” numbered [Number].

VI. Effectiveness

This contract shall take effect upon being stamped with the official seals of the borrower and the lender.

VII. Copies

This contract is executed in [Number] originals, with the borrower holding [Number] copies and the lender holding [Number] copies.

VIII. Execution

This contract was signed on September 29, 2024 in Fuzhou.

Borrower (Official Seal):
Lender (Official Seal):

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